Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300

July 26, 2013

FOR IMMEDIATE RELEASE

ALLIANCE ONE INTERNATIONAL, INC. PRICES $735 MILLION

9.875% SENIOR SECURED SECOND LIEN NOTES DUE 2021

MORRISVILLE, N.C. – (July 26, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced it priced its previously announced offering of senior secured second lien notes due 2021 (the “Notes”). The face value of the Notes is $735 million with an annual interest rate of 9.875%. The Notes were priced at 98.000% of the face value. The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes offering is expected to close on August 1, 2013.

Alliance One intends to use the net proceeds of the offering, together with cash on hand, to fund the redemption (the “Redemption”) of $635 million in aggregate principal amount of its 10% senior notes due 2016 (the “2016 Notes”) and the purchase of up to $30 million in aggregate principal amount of its 5 1/2% convertible senior subordinated notes due 2014 (the “Convertible Notes”) pursuant to its previously announced cash tender offer (the “Tender Offer”), and to pay fees and expenses related to the offering, the Redemption, the Tender Offer and the amendment and restatement of its existing senior secured revolving credit facility. The Company intends to amend the Tender Offer to provide for a cash tender offer for up to $30 million of the Convertible Notes. The Redemption and the Tender Offer are conditioned upon, among other things, the successful completion of the offering. The amount of the offering exceeds the amount specified as a condition to the effectiveness of the previously announced amendment and restatement of the Company’s existing senior secured revolving credit facility.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. Any offer of the Senior Notes will be made only by means of a private offering memorandum. The Tender Offer is being made solely pursuant to an offer to purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013. In addition, it is not certain whether, and the Company can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond the Company’s control, including high-yield debt market conditions.

2